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                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

                                     Between
                                NRG Energy, Inc.
                                       and
                                 David W. Crane

                  THIS AGREEMENT is made as of November 10, 2003, between NRG Energy, Inc. (the "Company"), and David W. Crane ("Executive").

                  In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the later of
(i) December 1, 2003, or (ii) the date the bankruptcy court approves this Agreement (the "Commencement Date") and ending as provided in Section 5 or 6 hereof (the "Employment Period"). The Company shall use its best efforts to promptly obtain bankruptcy court approval of this Agreement. This Agreement shall be void ab initio and of no force and effect if the Commencement Date does not occur on or before January 1, 2004.

                  2. Position and Duties.

                  (a) During the Employment Period, Executive shall serve as the President and Chief Executive Officer ("CEO") of the Company and shall have the normal duties, responsibilities, functions and authorities customarily exercised by the President and CEO of a company of similar size and nature as the Company. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its affiliates which are consistent with Executive's position as the Board of Directors of the Company (the "Board") may from time to time direct.

                  (b) During the Employment Period, Executive shall report to the Board and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company's policies and procedures in all material respects. In performing his duties and exercising his authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company's efforts to expand its businesses and operate profitably and in conformity with the business and strategic plans approved by the Board. During

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the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board. Executive may serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not interfere with Executive's employment. Nothing contained herein shall preclude Executive from (i) engaging in charitable and community activities; (ii) participating in industry and trade organization activities; (iii) managing his and his family's personal investments and affairs; and (iv) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; provided, that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

                  3. Compensation and Benefits.

                  (a) During the period beginning on the Commencement Date and ending on December 31, 2004, Executive's annual base salary shall be $875,000. For the portion of the Employment Period beginning on January 1, 2005 and for periods thereafter, the Executive's annual base salary shall be reviewed and determined by the Board (such initial annual base salary and the annual base salary as determined and adjusted from time to time by the Board are referred to herein as, the "Base Salary"). The Base Salary shall be payable by the Company in regular installments in accordance with the Company's general payroll practices (in effect from time to time) but in any event no less frequently than monthly. During the period beginning on the Commencement Date and ending December 31, 2003, the Base Salary shall be pro rated on an annualized basis. For purposes of this Agreement, the Base Salary shall not include any other type of compensation or benefit paid or payable to the Executive. Notwithstanding anything in this Agreement to the contrary, any decrease in Executive's then Base Salary shall be deemed Good Reason.

                  (b) Bonuses and Incentive Compensation.

                           (i) Signing Bonus. In addition to the Base Salary, on the Commencement Date the Company shall pay Executive a one-time signing bonus of $1.75 million dollars (the "Signing Bonus") payable in a single lump-sum cash payment; provided, however, that except as set forth under Section 5 below, Executive agrees to reimburse the Company, on a pro-rata basis (based on the ratio of (x) the number of days in the period beginning on the date of Executive's termination of employment and ending on the first anniversary of the Commencement Date to (y) 365), if prior to one year from Executive's Commencement Date he (A) terminates his employment with the Company other than for "Good Reason" or following a "Change of Control" (as defined herein), or (B) is terminated by the Board for "Cause" (as defined herein).

                           (ii) Annual Bonus. Beginning for fiscal year 2004 and for each fiscal year thereafter during the Employment Period, based on achievement of criteria determined by the Board as soon as administratively practicable following the beginning of each such fiscal year with input from Executive, Executive will be entitled to an annual bonus with a target amount equal to 100% of the Executive's then Base Salary (the "Annual Bonus"). For the Company's fiscal year 2004 only, Executive shall receive an

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         Annual Bonus of not less than 75% of his Base Salary. The Company shall pay the Annual Bonus in a single cash lump-sum after the end of the Company's fiscal year in accordance with procedures established by the Board, but in no event later than April 15 of the subsequent fiscal year.

                           (iii) Stretch Bonus. Beginning for fiscal year 2004 and for each fiscal year thereafter during the Employment Period, based on achievement of criteria determined by the Board as soon as administratively practicable following the beginning of each such fiscal year with input from Executive, Executive shall be eligible to receive a "stretch bonus" in an amount up to, but not exceeding, 50% of Executive's then Base Salary (the "Stretch Bonus"). The Company shall pay the Stretch Bonus in a single cash lump-sum following the end of the Company's fiscal year in accordance with procedures established by the Board, but in no event later than April 15 of the subsequent fiscal year.

                           (iv) Long Term Incentive. The Company shall provide Executive with a combination of restricted stock or units ("restricted stock") and stock options (the "Executive LTIP") to be issued to Executive upon the Company's emergence from bankruptcy protection under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The aggregate value of the grant under the Executive LTIP shall be $12.5 million, which is currently approximately 0.5% of the equity to be distributed pursuant to the Company's Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the "Plan"). One-third of the grant under the Executive LTIP will be issued in restricted stock and the balance shall be issued in stock options.

                           It is currently contemplated that the Executive shall receive 166,667 shares of restricted stock valued at $25 per share and 602,555 stock options valued at $13.83 per share. The exact number of restricted stock and stock options awarded will be determined based on the equity value reflected in the final Disclosure Statement to the Plan of Reorganization; provided, however, that regardless of the actual number of restricted stock or stock options granted to the Executive, the aggregate value of such restricted stock and stock options shall be $12.5 million. The stock options shall have a ten-year term (subject to early termination, upon termination for Cause or resignation without Good Reason prior to the third anniversary of the Commencement Date) and an exercise price equal to the per share equity value reflected in such final Disclosure Statement (currently $25 per share). The Company shall reserve a sufficient number of shares of common stock for issuance upon exercise of the stock options to be granted hereunder, and any such stock options granted as part of the Executive LTIP shall be duly and validly authorized by a subset of the Company's board of directors compromised solely of two or more "outside directors" (as such term is defined in Treasury Regulations Section 1.162-27(e) and ratified by the Company's full board of directors.

                           The restricted stock granted under the Executive LTIP shall be entitled to participate currently in dividends and shall vest 100% on the third anniversary of the Executive's Commencement Date. The stock options shall vest in three equal installments on each of first three anniversaries of the Executive's Commencement Date.

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         Notwithstanding anything above to the contrary, all grants made under the Executive LTIP will become 100% vested upon a "Change of Control" (as defined herein).

                           The specific terms of the restricted stock and the stock options granted under the LTIP (including, without limitation, customary anti-dilution and other provisions) will be reflected in separate stock option and restricted stock agreements that will be negotiated by Executive and the Company in good faith prior to the Commencement Date. Such agreements shall provide that, if the Company's common stock becomes registered under the Securities Exchange Act of 1934, as amended, the Company shall take such steps as are reasonably required so that any shares awarded to the Executive under the Executive LTIP shall, as soon as practicable after the award or awards of such shares, be covered by a registration statement on Form S-8 or a successor form and any other appropriate forms determined by the parties. In the event that the Executive and Company cannot mutually agree to the terms of both the stock option agreement and the restricted stock agreement as of the Commencement Date, either the Company or the Executive shall have the right to declare that this Agreement shall be void and shall not take effect.

                  (c) During the Employment Period, the Company shall promptly reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses. The Company will promptly reimburse Executive for reasonable expenses incurred for tax return preparation, tax advice, financial planning and legal expenses incurred in connection with negotiating this Agreement and the other agreements referred to herein.

                  (d) In addition to the Base Salary and any bonuses and incentives payable to Executive pursuant to this Section 3, Executive shall also be entitled to the following benefits during the Employment Period, unless otherwise modified by the Board:

                           (i) participation in the Company's retirement plans, health and welfare plans and disability insurance plans, under the terms of such plans and to the same extent and under the same conditions such participation and coverages are provided to other senior management of the Company;

                           (ii) term life insurance with a death benefit of $7.75 million through the continuation of the term life insurance provided to Executive by his former employer (other than adjustable rate life insurance) immediately prior to the Executive's employment with the Company;

                           (iii) prompt reimbursement of the costs, not to exceed $10,000 per year, Executive incurs in obtaining additional disability insurance coverage with a monthly disability benefit of up to $30,000;

                           (iv)     five weeks paid vacation each calendar year;

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                           (v)      coverage under the Company's director and
         officer liability insurance policy; and

                           (vi)     reasonable moving and relocation expenses.

Notwithstanding anything in this Agreement to the contrary, if the benefits provided to Executive under Section 3(d)(i), (iv) (v) or (vi) are materially reduced or benefits provided to Executive under Section 3(d)(ii) or (iii) are reduced at all, such reduction shall be deemed "Good Reason."

                  (e) During the period commencing on the Executive's Commencement Date and ending June 30, 2004, the Company shall reimburse Executive (and gross-up Executive for any income taxes incurred by Executive as a result of such reimbursement) for all reasonable expenses incurred by him in connection with commuting to Minneapolis, Minnesota from his permanent residence in Lawrenceville, New Jersey up to one round-trip each week (but not in excess of the amount of a full fare economy class round-trip ticket), (ii) leasing an apartment in Minneapolis, Minnesota, and (iii) reasonable transportation expenses while in Minneapolis Minnesota. .

                  4. Board Membership. With respect to all regular elections of directors during the Employment Period, the Company shall nominate, and use its reasonable efforts to cause the election of, Executive to serve as a member of the Board. Effective upon the termination or expiration of the Employment Period, Executive shall resign as a director of the Company and its affiliates, as the case may be.

                  5. Certain Early Terminations of Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that on or prior to June 30, 2004, the effective date of the Company's Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code (the "Effective Date") has not occurred, the Executive may elect to unilaterally terminate the Agreement, and the Company agrees to pay Executive $3.5 million (in a prompt lump-sum cash payment), provided that Executive (a) notifies the Board by July 31, 2004, in writing, of Executive's decision to terminate the Agreement pursuant to this
Section 5 and (b) executes and delivers the Release substantially in the form attached hereto as Exhibit A. However, in the event that Executive elects to terminate this Agreement pursuant to this Section 5, Executive shall remain entitled to the payments and benefits set forth in Section 7(d) and shall not have any obligation to repay any portion of the Signing Bonus set forth in
Section 3(b)(1). Executive shall also be entitled to elect to receive all of the benefits specified in this Section 5 and in Section 7(d) if the Company shall terminate his employment without Cause or he shall terminate such employment for Good Reason prior to July 31, 2004, and prior to the Effective Date. For avoidance of doubt, Executive acknowledges that by electing to receive benefits under this Section 5 Executive shall relinquish all benefits payable to him under this Agreement (other than benefits set forth under Section 7(d)), including, without limitation, any rights or benefit associated with any non-vested restricted stock and stock options under the Executive LTIP.

                  6. Termination. The Employment Period shall end on the third anniversary of the Commencement Date, provided, however, that the Employment Period shall be automatically renewed for successive one-year terms thereafter on the same terms and conditions set forth

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herein unless either party provides the other party with notice that it has elected not to renew the Employment Period at least 90 days prior to the end of the initial Employment Period or any subsequent extension thereof. Notwithstanding the foregoing, (i) the Employment Period shall terminate immediately upon Executive's resignation (with or without Good Reason, as defined herein), death or Disability (as defined herein) and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined herein) or without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive, but in no event more than 30 days from the date of such notice.

                  7. Severance.

                  (a) Termination Without Cause or for Good Reason. In the event of Executive's termination of employment with the Company (i) by the Company without "Cause" (as defined herein), (ii) by Executive for "Good Reason" (as defined herein) or (iii) if the Company notifies Executive pursuant to Section 6 that it has elected not to renew this Agreement after the initial three-year term or any subsequent one-year term, Executive shall be entitled to the benefits set forth below in this Section 7(a). As a condition to the payment of any severance benefits or any other benefits to which Executive is not absolutely entitled as a matter of law, the Executive shall execute and deliver the "Release" in the form attached hereto as Exhibit A, in consideration for which the Company agrees to the following:

                           (A) The Company shall pay Executive in a prompt lump-sum cash payment an amount equal to two times the Executive's annual Base Salary (as in effect at the date of Executive's termination determined without regard to any reduction in such Base Salary constituting Good Reason).

                           (B) The Company shall pay Executive in a prompt lump-sum payment 50% of target Annual Bonus (75% of his target Annual Bonus for fiscal year 2004 only) then in effect (excluding the Stretch Bonus but determined without regard to any reduction in such target Annual Bonus constituting Good Reason) pro-rated for the number of days during such year that Executive was employed by the Company.

                           (C) All restricted stock, stock options and other equity awards granted under the Executive LTIP, shall vest in full on the date of such termination of employment, and all stock options shall continue to be exercisable for the remainder of their stated terms.

                           (D)      For six (6) months from the date of
                                    termination, the Company shall arrange to provide Executive and his dependents, at the Company's cost, medical and dental coverage providing substantially similar benefits to those which Executive and his dependents were receiving immediately prior to such date, and

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                                    additionally, the Company shall pay
                                    Executive, in a prompt lump-sum payment, an amount equal to the Company's monthly COBRA rate for family coverage then in effect times eighteen (18).

                           (E) The Company shall pay Executive the amounts described in Section 7(d).

                  (b) Termination for Cause or Voluntary Resignation. In the event Executive's employment with the Company is terminated (i) by the Board for Cause (as defined herein), or (ii) by Executive's resignation from the Company for any reason other than Good Reason or Disability (as defined herein) the Company agrees to the following:

                           (A) The Company shall pay Executive the amounts described in Section 7(d).

                           (B) The Company shall treat all restricted stock, stock options and other equity awards outstanding under the Executive LTIP or any other Company equity plans in accordance with the terms of the plans or agreements under which such awards were created or maintained. If Executive resigns from the Company for any reason on or after the third anniversary of the Commencement Date, all stock options granted under the Executive LTIP will remain exercisable for the remainder of their stated terms.

                  (c) Death or Disability. In the event that Executive's employment with the Company is terminated as a result of Executive's death or Disability, the Company agrees to the following:

                           (A) The Company shall pay Executive in a prompt lump-sum payment 50% of target Annual Bonus (75% of his target Annual Bonus for fiscal year 2004 only) then in effect (excluding the Stretch Bonus but determined without regard to any reduction in such target Annual Bonus constituting Good Reason) pro-rated for the number of days during such year that Executive was employed by the Company. Any stock options granted under the Executive LTIP that have vested will remain exercisable for the remainder of their stated terms.

                           (B) If the Executive is terminated as a result of his Death or Disability prior to the third anniversary of his Commencement Date, his "restricted stock" (as defined above) shall vest on a pro-rata basis (based on the ratio of (x) the number of complete months beginning on the Commencement Date and ending on the date of Executive's termination of employment to (y) thirty-six
                                    (36)).

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                           (C)      The Company shall treat all stock options
                                    under the Executive LTIP or other equity under any other Company plans in accordance with the terms of the plans or agreements under which such awards were created or maintained.

                           (D) The Company shall pay Executive the amounts described in Section 7(d).

                  (d) In the case of any termination of Executive's employment with the Company, Executive or his estate or legal representative shall be entitled to receive from the Company (i) Executive's Base Salary through the date of termination to the extent not theretofore paid, (ii) to the extent not theretofore paid, the amount of any bonus, incentive compensation, deferred compensation and other compensation earned or accrued by Executive as of the date of termination under any compensation and benefit plans, programs or arrangements maintained in force by the Company (for this purpose, Executive's Annual Bonus, if any, for any fiscal year shall be deemed to have accrued on the last day of such fiscal year), (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive, in accordance with Company policy, as of the date of termination to the extent not theretofore paid, and
(iv) all benefits accrued by Executive under all benefit plans and qualified and nonqualified retirement, pension, 401k and similar plans and arrangements of the Company, in such manner and at such time as are provided under the terms of such plans and arrangements.

                  (e) No Other Payments. Except as provided in (a), (b) (c) or
(d) above, all of Executive's rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA).

                  (f) No Mitigation, No Offset. In the event of Executive's termination of employment for whatever reason, Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due him under this Agreement or otherwise on account of any remuneration attributable to any subsequent employment or claims asserted by the Company or any affiliate, provided that this provision shall not apply with respect to any amounts that Executive owes the Company or any affiliate on account of any loan, advance or other payment, in respect of any of which Executive is obligated to make repayment to the Company or any affiliate of the Company.

                  (g) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                           (i)      "Cause" shall mean one or more of the
                                    following:

                           (A) the conviction of, or an agreement to a plea of nolo contendere to, any felony or other crime involving moral turpitude;

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                           (B)      Executive's willful and continuing refusal
                                    to substantially perform duties as
                                    reasonably directed by the Board under this or any other agreement (after receipt of written notice from the Board setting forth such duties and responsibilities to be performed); or

                           (C) in carrying out his duties, Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct which, in either case, results in demonstrable harm to the business, operations, prospects or reputation of the Company.

                           (D) any other material breach of Section 12 or 27 of this Agreement which is not cured to the Board's reasonable satisfaction within 15 days after written notice thereof to Executive.

                           For purpose of this Agreement, there shall be no
termination for "Cause" pursuant to subsection (A) through (D) above unless a written notice, containing a detailed description of the grounds constituting Cause hereunder, is delivered to Executive stating the basis for the termination and Executive is given twenty (20) business days to cure fully the neglect or conduct that is the basis of such claim, and if he fails to cure fully such neglect or misconduct within such twenty (20) business day period, he has an opportunity to be heard before the full Board and, after such hearing, there is a vote of three-quarters of the Board to terminate Executive for Cause.

                           (ii) "Change of Control" shall mean the first to occur of any of the following events:

                           (A)      Any "person" (as that term is used in
                                    Section 13 and 14(d)(2) of the Securities
                                    Exchange Act of 1934 ("Exchange Act"))
                                    becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange
                                    Act), directly or indirectly, of fifty
                                    percent (50%) or more of the Company's
                                    capital stock entitled to vote in the
                                    election of directors;

                           (B) Persons who on the Commencement Date constitute the Board (the "Incumbent Directors") cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided that any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person's election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a "person" (as defined in Section 13(d)

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                                    and 14(d) of the Exchange Act) other than
                                    the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

                           (C) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

                           (D) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

                           (iii)    "Disability" shall mean Executive's
         inability to perform the essential duties, responsibilities and functions of his position with the Company and its affiliates as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity, provided by the Company and its affiliates, or if providing such accommodations would be unreasonable, for a period of six consecutive months. Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and reasonably acceptable to Executive and authorizing such medical doctor or such other health care specialist to discuss Executive's condition with the Company).

                           (iv) "Good Reason" shall mean the Executive's resignation from employment with the Company prior to the end of the Employment Period as a result of one or more of the following reasons:

                           (A) the Company reduces the amount of his then current Base Salary or the target for his Annual Bonus,

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                           (B)      a material reduction in Executive's
                                    benefits, provided that if the benefits
                                    provided Executive under Section 3(d)(ii) or
                                    (iii) are reduced at all, such reduction shall be deemed "Good Reason",

                           (C) a material diminution in Executive's title, authority, duties or responsibilities or the assignment of duties to Executive which are materially inconsistent with his position,

                           (D) a change in reporting structure of the Company where Executive is required to report to someone other than the Board,

                           (E) the failure of the Company to obtain in writing the obligation to perform this Agreement by any successor to the Company or a purchaser of all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction,

                           (F) the failure to elect Executive to the Board within 30 days of the Effective Date or to reelect Executive to the Board for each subsequent term during the Employment Period, or

                           (G)      the failure of the Company to grant
                                    Executive the Executive LTIP within 10 days after the Effective Date.

                           For purposes of this Agreement, Executive is not
entitled to assert that his termination is for Good Reason unless Executive gives the Board written notice of the event or events which are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Board to address the event or events and a period of not less than twenty (20) business days to cure or fully remedy the alleged condition.

                  8. Indemnification.

                  (a) The Company agrees that (i) if Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (each, a "Proceeding") by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company or is or was serving at the request of the Company as a director, officer, member, employee, agent, manager, consultant or representative of another entity or (ii) if any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (each, a "Claim") is made, or threatened to be made, that arises out of or relates to Executive's service in any of the foregoing capacities, then Executive shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation, bylaws or Board resolutions or, if greater, by the laws of the State of Minnesota, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney's fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of the Company or other entity and shall inure to the benefit of Executive's heirs, executors and administrators. The Company shall advance to Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within 15 days after receiving written notice requesting such an advance. Such notice shall include, to the extent required by applicable law, an undertaking by Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.

                  (b) Neither the failure of the Company (including the Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 8(a) that Executive has satisfied any applicable standard of conduct, nor a determination by the Company (including the Board, independent legal counsel or stockholders) that Executive has not met any applicable standard of conduct, shall create a presumption that Executive has or has not met an applicable standard of conduct.

                  9. Gross-up. In the event that any payment or benefit made or provided to or for the benefit of Executive in connection with this Agreement or his employment with the Company or the termination thereof (a "Payment") is determined to be subject to any excise tax ("Excise Tax") imposed by Section 4999 of the Code (or any successor to such Section), the Company shall pay to Executive, prior to the time any Excise Tax is payable with respect to such Payment (through withholding or otherwise), an additional amount (a "Gross-Up Payment") which, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the Excise Tax on such Payment plus (ii) any penalty and interest assessments associated with such Excise Tax. The determination of whether any Payment is subject to an Excise Tax and, if so, the amount and time of any Gross-Up Payment pursuant to this Section 9 shall be made by an independent auditor (the "Auditor") jointly selected by the parties and paid by the Company. Unless Executive agrees otherwise in writing, the Auditor shall be a nationally recognized United States public accounting firm that has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any of its affiliates. If the parties cannot agree on the firm to serve as the Auditor, then the parties shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. The parties shall cooperate with each other in connection with any Proceeding or Claim relating to the existence or amount of any liability for Excise Tax. All expenses relating to any such Proceeding or Claim (including attorneys' fees and other expenses incurred by Executive in connection therewith) shall be paid by the Company promptly upon demand by Executive, and any such payment shall be subject to a Gross-Up Payment under this Section 9 in the event that Executive is subject to Excise Tax on such payment. This Section 9 shall apply irrespective of whether a Change of Control has occurred.

                  10. Confidential Information.

                  (a) Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company concerning the business or affairs of the Company or any of its affiliates, ("Confidential Information") are the property of the Company or such affiliate. Therefore, except in the course of Executive's duties to the Company or as may be compelled by law or appropriate legal process, Executive agrees that he shall not disclose to any person or entity or use for his own purposes any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Company and its affiliates ("Third Party Information"), without the prior written consent of the Board, unless and to the extent that the Confidential Information or Third Party Information becomes generally known to and available for use by the public other than as a result of Executive's acts or omissions. Except in the course of Executive's duties to the Company or as may be compelled by law or appropriate legal process, Executive will not, during his employment by the Company, or permanently thereafter, directly or indirectly use, divulge, disseminate, disclose, lecture upon, or publish any Confidential Information, without having first obtained written permission from the Board to do so. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information or the business of the Company, or its affiliates which he may then possess or have under his control.

                  (b) Executive shall be prohibited from using or disclosing any confidential information or trade secrets that Executive may have learned through any prior employment. If at any time during his employment with the Company or any of its affiliates, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive's duties can be modified appropriately. Executive represents and warrants to the Company that Executive took nothing with him which belonged to any former employer when Executive left his prior position and that Executive has nothing that contains any information which belongs to any former employer. If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive's former employer. The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive's duties hereunder.

                  11. Intellectual Property, Inventions and Patents. Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, trade secrets, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which may relate to the Company's or any of its affiliates' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company and its affiliates ("Work Product"), belong to the Company or such affiliate. Executive shall promptly disclose such Work Product to the Board and, at the Company's expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Executive acknowledges that all applicable Work Product shall be deemed to constitute "works made for hire" under the U.S. Copyright Act of 1976, as amended. To the extent any Work Product is not deemed a work made for hire, then Executive hereby assigns to the Company or such affiliate all right, title and interest in and to such Work Product, including all related intellectual property rights.

                  In accordance with Minnesota Statutes Section 181.78, Executive is hereby advised that this paragraph 9 regarding the Company's and its affiliates' ownership of Work Product does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company or any affiliate was used and which was developed entirely on Executive's own time, unless (i) the invention relates to the business of the Company or any affiliate or to the Company's or any affiliate's actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by Executive for the Company or any affiliate.

                  12. Non-Compete, Non-Solicitation.

                  (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its affiliates he shall become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its affiliates and that his services shall be of special, unique and extraordinary value to the Company and its affiliates, and therefore, Executive agrees that, during the Employment Period and for one (1) year thereafter (the "Noncompete Period"), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in any company engaged in the business of wholesale power generation which competes with the businesses of the Company or its affiliates, as such businesses exist or are in process during the Employment Period or on the date of the termination or expiration of the Employment Period, within any geographical area in which the Company or its affiliates engage or have definitive plans to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. Notwithstanding the foregoing, the provisions of this Section 12(a) shall not apply in the case of termination of Executive's employment pursuant to Section 5 of this Agreement, nor shall such provision apply following any material breach of the Company's obligations under Section 7 or Section 8 which remains uncured for more than twenty (20) days after notice is received from Executive of such breach, which such notice shall include a detailed description of the grounds constituting such breach.

                  (b) During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company or any affiliate and any employee thereof, (ii) hire any person who was an employee of the Company or any affiliate during the last six months of the Employment Period; or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any affiliate to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any affiliate (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its affiliates).

                  (c) If, at the time of enforcement of this Section 12, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 12 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

                  (d) In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 12, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of Section 12(a), the Noncompete Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

                  13. Executive's Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound which has not been waived, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity which has not been waived, and (iii) on the Commencement Date, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

                  14. Survival. Sections 5 through 29, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

                  15. Notices. Any notice, communication or request provided for in this Agreement shall be in writing and shall be either personally delivered (with a written acknowledgement of receipt), sent by nationally recognized overnight courier service (with a written acknowledgement of receipt by the overnight courier) or mailed by certified or registered mail, return receipt requested, to the recipient at the address below indicated:

                  Notices to Executive:

                  The Address on File with the Company

                  Notices to the Company:

                           Chairman, Board of Directors
                           NRG Energy, Inc.
                           901 Marquette Avenue
                           Minneapolis, Minnesota 55402

or such other address or to the attention of such other person as the recipient party shall have specified by ten (10) days prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when
(i) when personally delivered, (ii) two (2) days after being sent by overnight courier or (iii) three (3) days after mailing by certified or registered mail.

                  16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  17. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                  18. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

                  19. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

                  20. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of Executive and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a majority of its assets, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the "Company" for purposes of this Agreement. Executive may not assign his rights (except by will or the laws of descent and distribution) or delegate his duties or obligations hereunder. Except as provided by this Section 20, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

                  21. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

                  22. Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company's right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

                  23. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

                  24. Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its affiliates to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes ("Taxes") imposed with respect to Executive's compensation or other payments from the Company or any of its affiliates or Executive's ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its affiliates does not make such deductions or withholdings at the written request of the Executive, Executive shall indemnify the Company and its affiliates for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

                  25. Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE EIGHTH CIRCUIT LOCATED IN MINNESOTA, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY'S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 25. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE EIGHTH CIRCUIT LOCATED IN MINNESOTA, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

                  26. Waiver of Jury Trial. As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

                  27. Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive that relate to the business of power companies ("Corporate Opportunities"), if Executive wishes to accept or pursue, directly or indirectly, such Corporate Opportunities on Executive's own behalf. This Section 27 shall not apply to purchases of publicly traded stock by Executive.

                  28. Legal Costs. Except as otherwise agreed to by the parties, the Company shall pay the Executive for costs of litigation or other disputes including, without limitation, reasonable attorneys' fees incurred by Executive in asserting any claims or defenses under this Agreement, except that Executive shall bear his own costs of such litigation or disputes (including, without limitation attorneys' fees) if the court (or arbitrator) finds in favor of the Company with respect to any claims or defenses asserted by the Executive.

                  29. Executive's Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its affiliates, upon the Company's reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive's duties and responsibilities to the Company during the Employment Period (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may come into Executive's possession during the Employment Period); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive's personal schedule or ability to engage in gainful employment. In the event the Company requires Executive's cooperation in accordance with this Section 29, the Company shall reimburse Executive for reasonable out-of-pocket expenses (including travel, lodging and meals) incurred by Executive in connection with such cooperation, subject to reasonable documentation. In addition, the Company shall compensate Executive at a rate of $500 per hour for the time in excess of one business day, per occurrence or event, that Executive reasonably spends complying with his obligations under this Section after the expiration of the Employment Period.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          NRG ENERGY, INC.

                                          By: __________________________________

                                          Its: _________________________________

                                          ______________________________________
                                          DAVID CRANE

                                    EXHIBIT A

                                 GENERAL RELEASE

     In consideration of the payments and benefits (the "Severance Payment") paid or to be paid to me pursuant to and in accordance with the terms of my Employment Agreement with NRG Energy, Inc. dated _____, 2003 (the "Agreement"), on behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever RELEASE and DISCHARGE NRG ENERGY, INC., its affiliates and their officers, directors, agents, employees, representatives, successors and assigns (hereinafter, collectively called the "Company"), from any and all claims and causes of action arising out of or relating in any way to my employment with the Company, including, but not limited to, the offer of employment and termination of my employment, and I agree that I will not in any manner institute, prosecute or pursue any complaints, claims, charges, liabilities, claims for relief, demands, suits, actions or causes of action against the Company that are covered by this RELEASE.

     Notwithstanding the foregoing, expressly excluded from this RELEASE are any claims or causes of action which I may have (i) seeking enforcement of my rights under the Agreement, including, without limitation, Sections 5, 7, 8, 9 and 28 thereof, or any other plan, policy or arrangement of the Company (ii) seeking to obtain contribution as permitted by applicable law in the event of the entry of judgment against me as a result of any act or failure to act for which both I and the Company are held to be jointly liable, (iii) arising out of or relating in any way to acts or omissions after the date of this RELEASE or otherwise not covered by this RELEASE, and (iv) which cannot be waived by law. I shall also retain the right to seek indemnification from the Company, to the extent permitted under applicable law and Section 8 of the Agreement.

1. I understand and agree that, except as specifically provided above, this RELEASE is a full and complete waiver of all claims relating to my employment with the Company, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury and emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act, the Rehabilitation Act of 1973, as amended, the Equal Pay Act of 1963, Section 1981 of the Civil Rights Act of 1866, any of the Minnesota State employment laws, the Fair Labor Standards Act of 1938, as amended, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1974, as amended, and claims arising from any legal restrictions on the Company's right to terminate employees (including, without limitation, claims arising under various contract, tort, public policy or wrongful discharge theories under any federal, state or local law, or under the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law).

2. I understand that I have received or will receive, regardless of the execution of this RELEASE, all amounts due to me pursuant to Sections 7(d), 8 and 9 of the Agreement. I further understand and agree that the Company will not provide me with any additional payments or benefits under the Agreement (including, without limitation, payments under Section 5 or Section 7(a) of the Agreement ) unless I execute this RELEASE. In consideration of the execution of this RELEASE, I will receive additional payments and benefits specified in [Section 5/Section 7(a)] of the Agreement.

3. In addition, and in further consideration of the foregoing, I acknowledge and agree that if I hereafter discover facts different from or in addition to those which I now know or believe to be true that this RELEASE shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof. I understand that this RELEASE does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967, as amended, which arise after the date I sign this RELEASE.

4. As part of my existing and continuing obligation to the Company, I have returned or, within seven (7) days of my termination will return to the Company all Confidential Information and Third Party Information (as such terms are defined in the Agreement) in accordance with the terms of the Agreement. I affirm my obligation to keep all Confidential Information confidential and not to disclose it to any third party as required by Section 10 of the Agreement.

5. I agree not to disclose, either directly or indirectly, any information whatsoever regarding (i) any of the terms or the existence of this RELEASE and my benefits under the Agreement or (ii) any other claim I may have against the Company, to any person or organization, including but not limited to members of the press and media, present and former employees of the Company, companies who do business with the Company, or other members of the public. Notwithstanding the preceding sentence, I may reveal such terms of this RELEASE and the Severance Payment to my spouse, accountants or attorneys or as are necessary to comply with a request made by the Internal Revenue Service, as otherwise compelled by a court or agency of competent jurisdiction, as allowed and/or required by law.

6. This RELEASE shall be governed by the laws of the State of Minnesota.

7. This RELEASE contains the entire agreement between the Company and me with respect to any matters referred to in the RELEASE and shall supersede any all other agreements, whether written or oral, with respect to such matters. I understand and agree that this RELEASE shall not be deemed or construed at any time as an admission of liability or wrongdoing by either myself or the Company. Notwithstanding the foregoing, it is understood and agreed that my termination will be treated for all purposes as a termination [without Cause/for Good Reason/under Section 5] under the Agreement and that I shall be entitled to all payments and benefits under the Agreement consistent with such a termination.

8. If any one or more of the provisions contained in this RELEASE is, for any reason, held to be unenforceable, that holding will not affect any other provision of this RELEASE, but, with respect only to the jurisdiction holding the provision to be unenforceable, this RELEASE shall then be construed as if such unenforceable provision or provisions had never been contained therein.

9. Before executing this RELEASE, I obtained sufficient information to intelligently exercise my own judgment about the terms of the RELEASE. The Company has informed me in writing to consult an attorney before signing this RELEASE, if I wish.

I also understand for a period of fifteen (15) days after I sign this RELEASE, I may revoke this RELEASE and that the RELEASE will not become effective until fifteen (15) days after I sign it, and only then if I do not revoke it. In order to revoke this RELEASE, I must deliver, or cause to be delivered, to [INSERT TITLE] at NRG Energy, Inc., 901 Marquette Avenue, Suite 2300, Minneapolis, Minnesota, 55402, by First Class mail or facsimile [INSERT NUMBER],by no later than fifteen (15) days after I execute this RELEASE, a letter stating that I am revoking it.

10. My severance and other benefits under the Agreement will be paid in accordance with the terms of the Agreement. If I choose to revoke this RELEASE within fifteen (15) days after I sign it, such benefits will not be due and payable, and the RELEASE will have no effect.

11. A failure to comply with the terms of this RELEASE (except as set forth below), including, but not limited to, my agreement not to institute, prosecute or pursue any complaints, claims, charges, liabilities, claims for relief, demands suits or causes of actions against the Company

(except as set forth in paragraph 2 above, including, without limitation, any claims or causes of actions I may have as a result of any acts or omissions that occur after the date of this Release) or a material and willful failure to comply with the terms of Section 4 and 5 of this RELEASE will, result in my forfeiture of the additional payments and benefits due under the Agreement.

                        EMPLOYEE'S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THIS RELEASE, I STATE THAT: I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. EXCEPT FOR THE MATTERS EXPRESSLY STATED IN THIS RELEASE, THE COMPANY HAS NEITHER MADE ANY REPRESENTATION NOR OFFERED ME ANY INDUCEMENT TO SIGN THIS RELEASE.

                                          By: __________________________________

                                              David Crane

                                          Date: ________________________________

Agreed to and accepted:

NRG ENERGY, INC.

By: ______________________________

Name:

Title:

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